UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest	Commission File Number 000-26076
event reported) December 21, 2006

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road
Hunt Valley, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2006, Sinclair Television Group, Inc. (“STG”), a wholly-owned subsidiary of Sinclair Broadcast Group, Inc. (the “Company”), entered into a third amended and restated credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank N.A., as Administrative Agent.  The Credit Agreement amends and replaces STG’s Senior Secured Bank Credit Facility dated July 15, 2002, which was previously amended in May 2003, June 2004 and May 2005.  The information contained or incorporated by reference in Item 2.03 of this Current Report regarding the terms of the Credit Agreement is incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2006, STG, a wholly-owned subsidiary of the Company, entered into the Credit Agreement with JPMorgan Chase Bank N.A., as Administrative Agent.  The Credit Agreement amends and replaces STG’s Senior Secured Bank Credit Facility dated July 15, 2002, which was previously amended in May 2003, June 2004 and May 2005.  Specifically, the Credit Agreement now includes a Term Loan A-1 facility (the “Term Loan A-1”) of $225.0 million.  Scheduled interest payments on the Term Loan A-1 are calculated at the London Interbank Offered Rate plus 1.25%, with potential interest rate reductions that depend on STG’s future leverage.  The Term Loan A-1 principal amortization will commence on March 31, 2009 and continue until the scheduled final payment on December 31, 2012 or upon earlier termination of the Term Loan A-1.  STG has the right to terminate the Term Loan A-1 at any time without prepayment penalty.

The Credit Agreement also includes STG’s previously existing Term Loan A Facility (the “Term Loan A”) of $100.0 million and a revolving loan commitment (the “Revolver”) of $175.0 million.  Amounts outstanding under, and the interest and repayment terms applicable to, the Term Loan A and the Revolver are not affected by the current amendment.  Scheduled payments on the Term Loan A and Revolver are calculated at the London Interbank Offered Rate plus 1.25%, with potential interest rate reductions that depend on STG’s future leverage.  The Term Loan A principal amortization will commence on March 31, 2007 and continue until the scheduled final payment on December 31, 2011 or upon earlier termination of the Term Loan A.  The Revolver must be repaid in full by June 30, 2011.  STG has the right to terminate the Term Loan A or Revolver at any time without prepayment penalty.

Availability under the Revolver terminates at maturity.  STG is required to prepay the Term Loan A-1 and Term Loan A and reduce the Revolver with (i) 100% of the net proceeds of any casualty loss or condemnation and (ii) 100% of the net proceeds of any sale or other disposition of the Company’s assets in excess of $5.0 million in the aggregate in any 12 month period, to the extent such proceeds are not used to acquire new assets.

In addition, the Credit Agreement contains affirmative, negative and financial covenants customary for financings of this type.  Negative covenants include restrictions on indebtedness, liens, fundamental changes, dispositions, acquisitions, investments and restricted payments.  As a result of the new Credit Agreement, STG’s interest coverage ratio was eliminated and various other financial covenant levels were reset.  The financial covenants include senior indebtedness, total indebtedness and fixed charges ratios.

STG’s obligations under the Credit Agreement are jointly and severally guaranteed by the Company and the subsidiaries of the Company.  The Credit Agreement contains customary representations and warranties, events of default and termination provisions.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement.  The foregoing description is qualified in its entirety by reference to the third amended and restated credit agreement, a copy of which will be filed as an exhibit to the Company’s 2006 Annual Report on Form 10-K.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 21, 2006 the Company notified the Trustee for its existing 8.75% Senior Subordinated Notes due 2011 (the “2011 Notes”) that it will redeem, in full, the $307.4 million aggregate principal amount of the 2011 Notes on January 22, 2007.  The redemption will be effected in accordance with the terms of the indenture governing the 2011 Notes at a redemption price of 104.375% of the principal amount of the 2011 Notes plus accrued and unpaid interest.  The redemption of the 2011 Notes and payment of accrued interest will be funded from the net proceeds of the  $225.0 million Term Loan A-1, described under Item 2.03 above, additional borrowings under the Revolver described under Item 2.03 above and cash on hand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President/Chief Accounting Officer

Dated: December 28, 2006